Exhibit 10.3

Flavio Sa Carvalho

Chief Personnel Officer

Ms. Jacqualyn A. Fouse

1022 Harrison Drive

Kennedale, Texas 76060

June 21, 2007

Dear Jackie,

On behalf of Bunge Limited (“Bunge” or the “Company”), I am very happy to confirm our offer for you to join Bunge Limited as the Chief Financial Officer of the Company, based in White Plains, N.Y and reporting directly to Alberto Weisser, Chairman & CEO.  Both Alberto and I are looking forward to having you in our team leading this very important area of the Company and helping us further Bunge’s growth and profitability. I know Bunge offers the environment and challenges that you are seeking and I am sure you will enjoy the Bunge  Group.

This Letter summarizes the basic employment terms and conditions of our offer. These are:

1.                          Starting Date: July 23, 2007 (“Hire Date”).

2.                          Main Responsibilities: The Chief Financial Officer of Bunge Limited (the CFO) is responsible for the general management of all finance and control activities of Bunge Limited and for providing financial leadership for the worldwide operations of Bunge Limited. As a key member of the senior management team of Bunge, the CFO sets guidelines and policies for all finance related functions of the Company and ensures the best performance of such areas as Treasury, Risk Management, Strategic Planning, Accounting and Control, Legal, Investor Relations, Insurance and Tax and Internal Audit. Additionally, as a member of the Executive Committee of Bunge, the CFO contributes to decisions in other areas as they impact the organization as a whole seeking to achieve maximum growth and profitability for the entire Company.

Working with the Chief Executive Officer of Bunge and other senior managers of the Company as appropriate, other key responsibilities of the CFO include but are not limited to (1) spearheading strategy development and planning (2) assuring sufficiency of funds for CAPEX and operating working capital, (3) safeguarding corporate assets, (4) establishing and maintaining effective business systems to support the development and management of the Company’s strategy, (5) overseeing the integrity of the Company’s financial books and records, (6) ensuring compliance with applicable finance/accounting laws and regulations; (7) representing the Company in the financial community and with other relevant constituencies in both the public and private sectors of the economy; (8) overseeing the establishment of strategic alliances, acquisitions and divestitures; and (9) developing and leveraging appropriate leadership, technical know-how and financial management skills capability within the Company to enable effective and on-going corporate performance and growth, and ultimately, the maximization of shareholder value.

3.                          Base Salary: Your salary will be $660,000.00 per annum payable in 24 installments per year.  Your salary will be reviewed to consider relevant market rates and practices during our annual salary review process in March 2008 and annually thereafter.

4.                          Annual Incentive Program: Beginning in 2007, and each year thereafter, you will be eligible for consideration for an award under the Company’s annual executive incentive program. As CFO of the Company, the “target” of your annual performance incentive award is 75% of your base salary (i.e., currently approximately $495,000 per year), with a maximum upward potential of 2.5 times this amount. Note that the actual annual award will be determined based on your individual contribution during each performance year as well as on the results achieved against select financial metrics. Bonuses, if due, are typically paid in the first quarter of the year following the announcement of financial results for the performance year and are contingent upon your continued employment with the Company at the time they are to be paid.

5.                          Long Term Incentive Program: You will also be eligible for consideration for awards under the Company’s equity incentive program.  The value of this award is established annually by the Compensation Committee of the Board based on a competitive analysis of Bunge’s peer companies and other factors which impact the business. For 2007, awards granted to other executives at your level in the organization targeted to deliver approximately a value (based on the Black Scholes methodology) equal to that of their target cash compensation. Awards are typically granted in the form of options and/or performance based restricted share units during the first quarter of each year.

Note that target amounts as well as the metrics, pay-out formulas and conditions of both the annual incentive program as well as those of the long-term incentive program, may be periodically revised or altered to reflect changing industry or business conditions. Should changes occur you will receive appropriate notice.

Based on the above conditions, your overall annual cash compensation target, exclusive of standard employee benefits, will be in excess of $1,150,000 with an upside potential of approximately $1,900,000 depending on management’s assessment of your individual contribution and on the results achieved by the overall Company. This compensation opportunity considers the degree of competitiveness that we want to attain, reflecting also our assessment of your expected future performance.

Bunge also offers a very competitive package of employee benefits. For your information, listed below in summary format are some key features of our most significant benefits. Please note that, depending on business conditions and competitive environment, the Company reserves the right to change these benefits at any time without a retroactive impact on you. Should you need clarification on any specific item, please contact me and/or Tom Albert. Additional information will be sent to you automatically upon acceptance of this offer.

a.               Group Medical Coverage:

-                                            Becomes effective on your Hire Date.

-                                            Covers all pre-existing conditions.

-                                            Offers a national PPO administered by UnitedHealthcare or by BlueCross/BlueShield.

-                                            The monthly cost of this program for 2007 is approximately $88 for single coverage, $176 for the employee plus one family member and $226 for family coverage with deductions taken on a pre-tax basis.

b.              Dental Insurance:

-                                            Offered by Delta Dental. Becomes effective on your Hire Date.

-                                            The monthly cost of this program for 2007 is approximately $6 for single coverage, $12 for the employee plus one family member and $17 for family coverage with deductions also taken on a pre-tax basis.

c.               Life Insurance & AD&D:

-                                            Becomes effective on your Hire Date.

-                                            Presently, this plan is provided at no cost to you.

-                                            The benefit is two times your annual base salary.

d.              Short Term Disability (STD):

-                                            Becomes effective on your Hire Date.

-                                            This program provides disability pay for illnesses or disabilities incurred off the job.

-                                            Presently, the plan is provided at no cost to you.

-                                            The duration of this benefit is up to 26 weeks based on the length of your service.

e.               Long Term Disability (LTD):

-                                            You are eligible to enroll on your Hire Date.

-                                            You may elect to obtain coverage paying for the premium on a pre-tax basis (in which case benefits paid will be considered taxable income) or on an after-tax basis (in which case benefits, if paid, will not be taxable).

-                                            When eligible, benefits under this plan will begin after your 26th week of disability.

f.                 Bunge Savings Plan: (401 (k) Plan):

-                                            You are eligible to participate in this plan upon your Hire Date.

-                                            Based on the present provisions you may contribute between 1% and 50% (in 1% increments) of your base pay per year on a pre-tax basis — for 2007 these contributions are capped at $15,500.

-                                            Currently, the Company will match $1 for every pre-tax dollar you contribute to the Plan up to 3% of your salary and 50% on contributions made on the next 2% of your salary.

-                                            Both Company and your individual contributions are immediately vested.

-                                            You may direct your investments in any combination of the funds offered.

-                                            In-service and hardship withdrawal loan provision as well as loan options are available.

.

g.              Vacation: You are eligible for four weeks of vacation per year.

h.              Holidays: The following holidays are currently recognized by the Company:

New Years Day	Labor Day	Presidents Day
Good Friday	Independence Day	Memorial Day
Thanksgiving Day	Day after Thanksgiving	Christmas Day

Employees hired before June 1 of any year are eligible for one optional holiday in that year.  Employees hired on or after June 1 are not eligible for any optional holidays until the next calendar year.  All other employees are eligible for two optional days in each calendar year.

i.                  Pension Program:  Currently, Bunge also offers a defined benefit pension program. Overall, the program offers a benefit equal to 1% of your final average earnings (of the highest 5 consecutive years) per year of service plus .5% of the amount by which these earnings exceed career average social security wage basis. As a U.S. based member of the Executive Committee of Bunge, you are eligible to participate in the Bunge U.S. SERP and your “earnings” for purposes of the SERP are calculated based on your salary earned plus 100% of the annual bonus actually earned.

All benefit programs are revised periodically to reflect an appropriate degree of competitiveness. Overall, we target to position our pension programs at the 50th percentile of our peer group which is made up of select public companies. Should changes occur to any of our programs, you will receive appropriate notice.

While we consider this package to be appropriate, we also realize the impact that your move from Dallas-Fort Worth to New York will have on several aspects of your life, especially until you are fully established in your new residence and in Bunge. For this reason, the following transition considerations are included in our offer:

1.               2007 Annual Bonus: In order to minimize any potentially adverse financial impact caused by your joining Bunge during the middle of the year, your 2007 bonus paid under our annual incentive program will be paid at the established target level (see page 2, item 4 above for conditions).

2.               Transfer Expenses: You will be eligible for Bunge’s executive relocation program. Under this program, Bunge will pay for all reasonable and customary expenses incurred on your transfer to the White Plains/NY area. These, for example, include the shipping and insurance costs for an air shipment of up to 800 lbs. net of personal effects, and a surface shipment of personal and household effects from Dallas-Forth Worth to NY/White Plains, provided shipping occurs by December 30, 2007. In due course you will be contacted by Executive Relocation to coordinate this process. Please note that, typically, we do not cover the insurance costs of unusual/unique antiques, artwork, jewelry and collectibles. If you have any such items please let me know.

3.               Home Disposition and Purchase: Also covered by the relocation program are costs associated with home disposition (with a third party buy-out option) and those related to the lease or purchase of a new residence in the general area of White Plains, N.Y., including payment of up to 2 points on a mortgage loan. Bunge will also pay or reimburse you for temporary living accommodations in the general White Plains/NY area until you are able to move to new permanent housing. We generally expect domestic transfers to be completed in approximately 60 days from your Hire Date at which point we discontinue providing transferees with temporary housing facilities. You should coordinate your temporary housing arrangements directly with me or with Tom Albert, Director of HR in our White Plains Office (914-684 3465).

4.               Relocation Allowance: Please note that the payment or reimbursement of certain relocation expenses may be considered taxable income to you.  In lieu of grossing up these expenses to yield an equivalent net amount to you, Bunge will pay you 2 months of base salary (also taxable income to you) within 60 days after you join us.

5.               Joining Considerations: Recognizing that your move will cause you to forego certain benefits as well as to forfeit certain unvested options and restricted shares earned at your present job and also as an inducement for you to join Bunge, subject to your continued employment with the Company at the time that vesting occurs or that each payment is to be made, we will:

•                        Provide five years of additional credited service for retirement and pension purposes which will be earned under the Company’s non-tax qualified retirement plans at the rate of one extra year per each of the first five years of your completed service with Bunge,

•                        Grant you at the time that you are hired 50,000 time-based restricted stock units of Bunge which will vest at the rate of 33 1/3% per year on each of the first three anniversaries of your Hire Date,

•                        Also grant you 25,000 ten-year employee stock options which will vest at the rate of 33 1/3 percent per year on each of the first three anniversaries of your Hire Date,

•                        Pay you a hiring bonus of $300,000 gross in two separate payments as follows: (1) US$150,000 within 30 days of your Hire Date; and (2) $150,000 on the first anniversary of your Hire Date.

Our offer also includes a severance protection. In essence, if after you join Bunge your employment is involuntarily terminated by the Company without “Cause,” (as defined in the Company’s Equity Incentive Plan) or you resign for Good Reason (as defined below), you will vest in all unvested time-based restricted stock units mentioned in item 5 above and, in addition, on or before the 60th day following such termination or resignation you will receive (upon the release of any employment related claims and covenants in form and substance satisfactory to both you and Bunge) the greater of:

(a)                                              the standard severance benefits of the Company as they may exist at that time, or

(b)                                             a lump sum payment equivalent to 12 months of your then prevailing base salary plus target bonus; provided, however, that if such termination or resignation occurs on or before the first anniversary of your Hire Date, in lieu of the 12 months of base salary plus target bonus referred to above, you will receive the base salary (at your then prevailing salary rate) that otherwise would have been payable to you had you remained employed with the Company for the period from the date of such termination or resignation through the second anniversary of your Hire Date plus prorated target bonus for such period.  If the termination is not due to performance, you will also receive a prorated portion of your annual bonus calculated at target level for the year in which the termination occurs.

In the event of a Change of Control (as defined below), and your employment is involuntarily terminated by the Company without Cause or you resign for Good Reason within the 12-month period following the consummation of such Change of Control, you will vest in all unvested time-based restricted stock units mentioned in item 5 above and, in addition, on or before the 60th day following such termination or resignation you will receive (upon the release of any employment related claims and covenants in form and substance satisfactory to both you and Bunge or any successor) a lump sum payment equivalent to the base salary (at your then prevailing salary rate) that otherwise would have been payable to you had you remained employed with the Company for the period from the date of such termination or resignation through the second anniversary of the Change of Control plus prorated target bonus for such period.  If the termination is not due to performance, you will also receive a prorated portion of your annual bonus calculated at target level for the year in which the termination occurs.

For purposes of this Letter, “Good Reason” shall mean the occurrence of any of the following (without your prior written consent):  (a) a failure by the Company to pay material compensation due and payable to you in connection with your employment; or (b) a material diminution of your authority, responsibilities or position from those set forth on page 1, item 2 hereof; provided, however, that no event or condition described in clauses (a) and (b) of this paragraph shall constitute Good Reason unless (i) you give the Company written notice of your objection to such event or condition within 90 days following the occurrence of such event or condition, (ii) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to you within 30 days following the

Company’s receipt of such notice and (iii) you resign from your employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (ii).

For purposes of this Letter, a “Change of Control” shall mean the occurrence of any of the following:

(a)                                  the acquisition by any Person (as defined below) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder (the “Exchange Act”)) of 35% or more of the common shares of the Company (the “Common Stock”) then outstanding, but shall not include any such acquisition by any employee benefit plan of any member of the Bunge Group, or any Person or entity organized, appointed or established by any member of the Bunge Group for or pursuant to the terms of any such employee benefit plan;

(b)                                 the consummation after approval by the shareholders of the Company of either (i) a plan of complete liquidation or dissolution of the Company or (ii) a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with a merger, amalgamation or consolidation of the Company, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

(c)                                  the failure for any reason of the Approved Members (as defined below) to constitute at least a majority of the Board.

“Approved Members” shall mean the individuals who, as of the date hereof, constitute the Board and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board).

“Person” shall mean any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (a) Bunge or its Subsidiaries (the “Bunge Group”), (c) a trustee or other fiduciary holding securities under an employee benefit plan of any member of the Bunge Group, (d) an underwriter temporarily holding securities pursuant to an offering of such securities or (e) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Subsidiary” shall mean (a) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (b) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest.

Our offer is based on your representation that you are not subject to any restrictive covenants with any present and/or former employers and it is also based on the understanding that your employment with Bunge is at will. Also based on Company policy, the offer is contingent upon (1) the successful completion of a drug test before the start date of your job, and (2) receipt of documents showing that you are legally eligible to work in the United States.

You are reminded that our agreement includes your promise that:

(i)                         you shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to your employment with the Company, any trade secrets; customer lists; product development and related information; marketing plans and related information; sales plans and related information; operating policies and manuals; business plans; financial records; or other financial, commercial, business or technical information related to the Company or any subsidiary or affiliate thereof unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while you are employed by the Company, or any subsidiary or affiliate thereof in the ordinary course of the performance of your duties;

(iii)                   For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any Company agent or employee of the Company, or of any subsidiary or any affiliate thereof to be employed or perform services elsewhere except if you are previously authorized to do so by the CEO of Bunge Limited in writing;

(iv)                  For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any employee or agent of the Company, or of any subsidiary or affiliate thereof to cease providing services to the Company, or any subsidiary or affiliate thereof;

(v)                     Following the termination of your employment, you shall provide assistance to and shall cooperate with the Company or any subsidiary or affiliate thereof, upon its reasonable request, with respect to matters within the scope of your duties and responsibilities during your employment with the Company.  (The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate (or cause a subsidiary or affiliate thereof to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities).  The Company agrees that it will reimburse you for reasonable travel expenses (i.e., travel, meals and lodging) that you may incur in providing assistance to the Company hereunder.

This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws, and may not be amended or modified other than by written agreement executed by the parties hereto or their respective successors and legal representatives. In this manner, any litigation or other proceeding commenced by either party to this agreement for the purpose, in whole or in part, of enforcing the agreement or the parties’ respective rights or obligations hereunder shall be commenced in the federal or state courts of New York.

You promise that except as required by law or unless you have obtained the appropriate written consent of a Company officer, you will not disclose to any person or entity (other than your legal or financial advisors or members of your immediate family, who agree to keep this information strictly confidential) the terms and conditions of this offer.

Jackie, Alberto and I as well as the other members of the Bunge team whom you have met during this process are delighted with the prospect of your joining us. If this letter expresses your understanding of our agreement, your signature below will indicate your acceptance of the terms herein. I would appreciate it if you would return a signed copy to me by June 23, 2007. If you have any questions do not hesitate to call Alberto or me.

I am looking forward to having you here in White Plains.

/s/ Flavio Sa Carvalho

Flavio Sa Carvalho	In agreement:	/s/ Jacqualyn A. Fouse
Chief Personnel Officer		Jacqualyn A. Fouse
Date: June 21, 2007